Exhibit 5.1

                                   May 9, 1997




Board of Directors
America West Holdings Corporation
51 W. Third Street
Tempe, Arizona 85281

Ladies and Gentlemen:

                  We have acted as counsel to America West Holdings Corporation, a Delaware corporation (the "Company"), in connection with the Company's Registration Statement on Form S-8 relating to the registration under the Securities Act of 1933, as amended, of up to 4,000,000 shares of Class B Common Stock, par value $.01 per share, of the Company (the "Shares"), issuable pursuant to the America West 1994 Incentive Equity Plan, as amended (the "Plan"), and an indeterminate amount of interests to be offered or sold pursuant to the Plan.

                  As the basis for the opinions hereinafter expressed, we have examined such corporate records and documents, certificates of corporate and public officials and such other instruments as we have deemed necessary for the purposes of the opinions contained herein. As to all matters of fact material to such opinions, we have relied upon the representations of officers of the Company. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the original documents of all documents submitted to us as copies.

                  Based upon the foregoing and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares to be offered under the Plan have been duly authorized, and that the Shares, when properly issued under the Plan, will be validly issued, fully paid and nonassessable.

                  We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement.

                                   Very truly yours,

                                   /s/ Andrews & Kurth L.L.P.
                                   4200 Texas Commerce Tower
                                   Houston, Texas 77002

1102/1198/2677